Exhibit 10.26

Between:

the Société Anonyme [Public Limited Company] UCB – Avenue Louise 326 (Box 7) - 1050 BRUSSELS, represented for the purposes of the present legal instrument by the undersigned,

hereafter referred to as “UCB,”

and

Mr. Guy VAN DEN BOSSCHE

Domiciled at 7850 MARCQ – Pavé d’Ath 10

hereafter referred to as “the second appointee,”

it is hereby agreed as follows:

Article 1

UCB hereby hires the second appointee in its service.

The second appointee shall perform the services for UCB and/or other companies in its group.

UCB reserves the right to delegate any professional duties to the second appointee that may be compatible with its abilities and knowledge base, both in Belgium and abroad.

For the purposes of applying this clause, both the economic interests of the business and the personal interests of the second appointee shall be taken into account.

If the requirements of the services to be performed so require, the second appointee hereby accepts an obligation to be relocated by UCB to a place of residence in closer proximity to his or her place of work.

The second appointee hereby agrees to make all travel trips necessary for the purposes of completing his or her job duties by any and all means of transport that may be indicated to him or her, including means of private transport.

Article 2

The present contract shall take effect as of March 1, 1995.

It has been established for an open-ended contractual term.

Article 3

As payment for the services and duties set forth in the present contract, the second appointee shall be provided a monthly sum of the amount of 124,702.- F.

This gross salary takes into account the link between the payment amounts and the consumer price index as established for March 1995.

The second appointee is entitled to receive an extra month of remuneration, in accordance with the standard rules in effect at UCB.

Wage payments are made into the direct deposit account or into the bank account indicated by the second appointee, after deduction all withholdings established by law and all group insurance premium payments for policies in which the second appointee is required to enroll.

The second appointee hereby undertakes to keep the amount of his or her remuneration strictly confidential.

Article 4

The second appointee hereby undertakes to fulfill all his or her job duties in a way that meets the greatest interests of the company, and he or she hereby makes a commitment not to maintain any other paid professional activities nor to directly or indirectly run any sort of business or enterprise whatsoever or provide his or her support to any such business or enterprise in any way whatsoever, unless subject to prior written authorization from UCB.

Article 5

The second appointee hereby acknowledges that all general results of any nature whatsoever received as a result of any work projects, studies, research investigations or trials that he or she may conduct while performing his or her job duties (in particular, any inventions, manufacturing methods, processes and improvements that he or she may bring about updates to) shall be the exclusive property of the Company for which he or she is performing these services.

The Company shall have the sole right to make use of such items, to draw profit from such items, and to file patents for such items, as applicable, and the second appointee may not lawfully lay claim to any form of indemnity or special remuneration whatsoever.

Article 6

The second appointee makes a commitment not to disclose, publish or make otherwise directly or indirectly known any manufacturing or business secrets of which he or she may come to have knowledge. In particular, this applies to the following items: processes, physical manufacturing techniques, plans, projects, agreements, technical information, business-related information, accounting information or any other form of information.

He or she is likewise prohibited from taking part in or cooperating with any and all acts of unfair competition.

The above obligations shall not be terminated at the end of the present contract, and the second appointee shall remain bound by these obligations irrespective of the cause of his or her departure.

Article 7

In the event of termination of the present contract, whether initiated by UCB due to a serious cause or initiated by the second appointee, the second appointee is hereby bound (save for in the case that the second appointee is able to provide evidence of a serious breach of contract imputable to UCB) by an obligation not to enter into competition with UCB or any of the companies in its group, whether as a direct or indirect result of his or her own actions or as a result of being hired by another employer.

Nonetheless, this obligation only applies to all activities similar to those activities that the second appointee has performed at UCB or for the other companies in its group during the twelve months prior to his or her departure; this obligation does not reach outside the territory of Belgium and is limited to a period of twelve months beginning on the day on which the employment contract has come to an end.

In the case of violation of the abovementioned obligation, the second appointee shall be liable for payment to UCB of a one-time indemnity equal to the gross salary corresponding to twelve months of professional activities.

It is hereby agreed that the second appointee may not consider himself or herself to be relinquished of the obligations set forth in the non-compete clause other than with the prior, written consent of UCB.

This article does not apply if the second appointee is a business representative at the time of his or her departure.

Article 8

Any seniority acquired the second appointee as an employee of the UCB group as of April 1, 1986 shall remain acquired by him or her.

Signed in two counterparts. Each party declares that they have received the copy assigned to them, in Brussels, on March 1, 1995.

The Second Appointee,		U C B,

/s/ Guy Van Den Bossche	/s/ J. Danckaert	/s/ L. Luyten
Guy VAN DEN BOSSCHE	J. DANCKAERT	L. LUYTEN
	Management Coordination Executives	Director of Human Resources
Belgium